AMENDMENT TO AGREEMENT REGARDING THE ASSIGNMENT OF CERTAIN MAINTENANCE AGREEMENTS This AMENDMENT effective as of February 1, 2024 by and between Tecogen Inc., a Delaware corporation (“Tecogen”), and Aegis Energy Services LLC, a Delaware limited liability company (“Aegis”), amends the AGREEMENT REGARDING THE ASSIGNMENT OF CERTAIN MAINTENANCE AGREEMENTS dated as of March 15, 2023 (the “Agreement”). Tecogen and Aegis are referred to herein collectively as the “Parties.” WHEREAS, the Parties wish to amend the Agreement to provide for the assignment by Aegis and the assumption by Tecogen of additional Maintenance Agreements. NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. The Agreement is hereby amended to provide that effective as of February 1, 2024 (the “Effective Date”) Aegis hereby assigns and Tecogen hereby assumes maintenance services agreements for an additional sixteen (16) cogeneration units and two (2) 50 ton Yazaki absorption chillers, which agreements have been delivered to Tecogen and are identified in Section 2.01(a) of the Disclosure Schedule dated as of the date hereof delivered by Aegis to Tecogen (the “Disclosure Schedule”). Aegis shall be responsible for, or shall reimburse Tecogen for, all required repairs covered by Aegis warranties on the cogeneration units and chillers referred to in the preceding sentence. 2. Aegis shall exercise commercially reasonable efforts to support and assist Tecogen to enter into Maintenance Agreements on terms and conditions acceptable to Tecogen regarding maintenance services for the thirty-six (36) cogeneration units at the locations identified in Section 2.01(b) of the Disclosure Schedule. Aegis shall not enter into Maintenance Agreements with respect to such cogeneration units. 3. The representations and warranties set forth in the Agreement are restated in their entirety as of the Effective Date, and for the only scope described in section 1. and 2. of this document. 4. Aegis hereby grants Tecogen as of the Effective Date a fully paid up, nonexclusive, irrevocable and non-transferrable license to use all intellectual property, including all software incorporated into the cogeneration units subject to the Agreement, which is used in connection with the operation and maintenance of the cogeneration units. Aegis represents and warrants that the intellectual property referred to in the preceding sentence does not violate, and is not subject to, any rights of any third party, including any infringement claim or license or royalty obligation. 5. Except as specifically amended hereby, the Agreement is ratified and confirmed in all respects and remains in full force and effect. DocuSign Envelope ID: 35B02512-CF3B-4818-9FE1-AB0567AF69D3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above. AEGIS ENERGY SERVICES LLC TECOGEN INC. By: __________________________ By: ___________________ Name: Name: Title: Title: DocuSign Envelope ID: 35B02512-CF3B-4818-9FE1-AB0567AF69D3 CEO Robinson Kirby CEO Abinand Rangesh